CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cadence Design Systems, Inc. of our report dated February 13, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cadence Design Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP

San Jose, California
October 23, 2023